Exhibit 99.2

Exhibit 99.2 - Explanation of Non-GAAP and Other Financial Measures

This Exhibit 99.2 to the accompanying Current Report on Form 8-K for Comcast Corporation (“we”, “us” or “our”) sets forth the reasons we believe that presentation of financial measures not in accordance with generally accepted accounting principles in the United States (GAAP) contained in the earnings press release filed as Exhibit 99.1 to the Current Report on Form 8-K provides useful information to investors regarding our financial condition and results of operations. To the extent material, this Exhibit also discloses the additional purposes, if any, for which our management uses these non-GAAP financial measures. A reconciliation of these non-GAAP financial measures with the most directly comparable GAAP financial measures is included in the earnings press release itself.

Adjusted EBITDA is the primary basis used to measure the operational strength and performance of our businesses. Free Cash Flow is an additional performance measure used as an indicator of our ability to service and repay debt, make investments and return capital to investors through stock repurchases and dividends. We also adjust certain historical data on a pro forma basis following certain acquisitions or dispositions to enhance comparability.

Adjusted EBITDA is defined as net income attributable to Comcast Corporation before net (income) loss attributable to noncontrolling interests and redeemable subsidiary preferred stock, income tax expense, other income (expense) items, net, depreciation and amortization expense, and other operating gains, and excluding impairment charges related to fixed and intangible assets and gains or losses on the sale of long-lived assets, if any. From time to time we may exclude from Adjusted EBITDA the impact of events, gains, losses or other charges (such as significant legal settlements) that affect the period-to-period comparability of our operating performance. Other income (expense) items, net include interest expense, investment income (loss), equity in net income (losses) of investees, and other income (expense), net (as stated in our Consolidated Statement of Income). This measure eliminates the significant level of noncash depreciation and amortization expense that results from the capital-intensive nature of certain of our businesses and from intangible assets recognized in business combinations. It is also unaffected by our capital and tax structures, and by our investment activities, including the results of entities that we do not consolidate as our management excludes these results when evaluating our operating performance. Our management and Board of Directors use this financial measure to evaluate our consolidated operating performance and the operating performance of our operating segments and to allocate resources and capital to our operating segments. It is also a significant performance measure in our annual incentive compensation programs. We believe that Adjusted EBITDA is useful to investors because it is one of the bases for comparing our operating performance with that of other companies in our industries, although our measure of Adjusted EBITDA may not be directly comparable to similar measures used by other companies.

We use Adjusted EBITDA as the measure of profit or loss for our segments, and we reconcile it to income before income taxes in the business segment footnote to our quarterly and annual consolidated financial statements. We believe our measure of Adjusted EBITDA for our segments is not a “non-GAAP financial measure” as contemplated by Regulation G adopted by the Securities and Exchange Commission. Consolidated Adjusted EBITDA is a non-GAAP financial measure.

Free Cash Flow, which is a non-GAAP financial measure, is defined as “Net Cash Provided by Operating Activities” (as stated in our Consolidated Statement of Cash Flows) reduced by capital expenditures, cash paid for intangible assets, principal payments on capital leases and cash distributions to noncontrolling interests; and adjusted for any payments and receipts related to certain nonoperating items, net of estimated tax effects (such as income taxes on investment sales and payments related to income tax and litigation contingencies of acquired companies). We believe that Free Cash Flow is also useful to investors as the basis for comparing our performance and coverage ratios with other companies in our industries, although our measure of Free Cash Flow may not be directly comparable to similar measures used by other companies.

Pro forma data is used by management to evaluate performance when certain acquisitions or dispositions occur. Historical data reflects results of acquired businesses only after the acquisition dates while pro forma data enhances comparability of financial information between periods by adjusting the data as if the acquisitions or dispositions occurred at the beginning of the preceding year. Our pro forma data is adjusted for the timing of acquisitions or dispositions, the effects of acquisition accounting, eliminating the costs and expenses directly related to the transaction, but does not include adjustments for costs related to integration activities, cost savings or synergies that have been or may be achieved by the combined businesses. We do not believe our pro forma data is a non-GAAP financial measure as contemplated by Regulation G.

In certain circumstances, we also present “adjusted” data, to exclude the impact of certain events and certain gains, losses or other charges (such as from the sales of investments or dispositions of businesses). This “adjusted” data is a non-GAAP financial measure. We believe, among other things, that the “adjusted” data may help investors evaluate our ongoing operations and can assist in making meaningful period-over-period comparisons.

Exhibit 99.2 - Explanation of Non-GAAP and Other Financial Measures, cont’d

Non-GAAP financial measures should not be considered as substitutes for operating income (loss), net income (loss), net income (loss) attributable to Comcast Corporation, earnings per common share attributable to Comcast Corporation shareholders, net cash provided by operating activities or other measures of performance or liquidity reported in accordance with GAAP.

Additionally, in the opinion of management, our pro forma data is not necessarily indicative of future results or what our results would have been had the acquired businesses been operated by us after the assumed earlier date.

In Exhibit 99.1 to this Current Report on Form 8-K, we provide reconciliations of Adjusted EBITDA in Table 4 and Free Cash Flow in Table 5 and pro forma and “adjusted” data, when applicable, in these and additional Tables to the Earnings Press Release.